Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-183327 and 333-207306) and Form S-8 (No. 333-173647) of Samson Oil & Gas Limited of our report dated September 28, 2017, relating to our audit of the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Samson Oil & Gas Limited’s going concern uncertainty), which appears in this Annual Report on Form 10-K of Samson Oil & Gas Limited for the year ended June 30, 2018.

/s/ Hein & Associates LLP

Denver, Colorado

October 15, 2018